UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

THERMADYNE HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

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April 16, 2007

DEAR STOCKHOLDERS:

Our Annual Meeting of Stockholders will be held at the Doubletree Hotel & Conference Center St. Louis, 16625 Swingley Ridge Rd., St. Louis, MO 63017, at 3:00 p.m., Central Daylight Savings Time, on May 1, 2007. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

On the pages following this letter, you will find the Notice of 2007 Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed our 2006 Annual Report on Form 10-K.

If you are a stockholder of record, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card in the enclosed postage-paid envelope. Please note that you may still attend the meeting and vote in person even if you have sent in a proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that must be followed in order for your shares to be voted.

Sincerely,

Paul D. Melnuk
Chairman and Chief Executive Officer

THE ABILITY TO HAVE YOUR VOTE COUNTED AT THE MEETING IS AN IMPORTANT
STOCKHOLDER RIGHT, AND I HOPE YOU WILL CAST YOUR VOTE BY PROXY OR IN PERSON
REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.

THERMADYNE HOLDINGS CORPORATION
16052 SWINGLEY RIDGE ROAD, SUITE 300
ST. LOUIS, MISSOURI 63017

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	3:00 p.m., Central Daylight Savings Time, on May 1, 2007

Place	The Doubletree Hotel & Conference Center St. Louis, 16625 Swingley Ridge Rd., St. Louis, MO 63017

Items of Business	At the meeting, the stockholders will be asked to:

(1) elect a board of directors;

(2) ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2007; and,

(3) transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on March 29, 2007.

Proxy Voting	It is important that your shares be represented and voted at the meeting. Regardless of whether you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised at the meeting.

By order of the board of directors,

Patricia S. Williams
Vice President, General Counsel and
Corporate Secretary

St. Louis, Missouri
April 16, 2007

PROXY STATEMENT
FOR THE
THERMADYNE HOLDINGS CORPORATION
2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

THIS PROXY STATEMENT

We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 Annual Meeting of Stockholders, or any adjournment or postponement of the meeting. The meeting will be held at 3:00 p.m., Central Daylight Savings Time, on May 1, 2007, at the Doubletree Hotel & Conference Center St. Louis, located at 16625 Swingley Ridge Rd., St. Louis, MO 63017.

 — THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

 — THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses.

The proxy statement and the enclosed proxy card are being mailed to stockholders for the first time on or about April 16, 2007. Included in this mailing is a copy of our 2006 Annual Report on Form 10-K.

WHO MAY VOTE

Those holders of record of our common stock at the close of business on March 29, 2007 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.

A list of all stockholders entitled to vote will be available at the meeting. In addition, a list of such stockholders will also be available at our corporate headquarters located at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 during regular business hours for ten days prior to the meeting for inspection by any stockholder for any purpose that is germane to the meeting.

HOW TO VOTE

You may vote your shares in person at the meeting or by proxy as follows:

 — TO VOTE IN PERSON:  You must attend the meeting, and complete and submit the ballot that will be provided at the meeting, and,

 — TO VOTE BY PROXY:  Mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card prior to the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with no additional direction, then the designated persons will vote your shares for the election of all the nominated directors and for the ratification of KPMG LLP as our independent registered public accountants. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Please note that you may revoke a completed proxy card it at any time before it is exercised by taking one of the following actions:

 — sending written notice to Patricia S. Williams, our corporate secretary, at 16052 Swingley Ridge Rd., Suite 300, St. Louis, MO 63017, indicating your desire to revoke the proxy card;

 — submitting another signed proxy with a later date prior to the meeting; or,

 — attending the meeting, notifying our corporate secretary that you are present, and then voting by ballot.

If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that in such an event, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.

QUORUM REQUIRED TO TRANSACT BUSINESS

At the close of business on the record date, March 29, 2007, there were13,338,592 shares of our common stock outstanding. Our by-laws require that a majority of the shares of our common stock that are outstanding on the record date be represented, in person or by proxy, at the meeting in order to constitute the quorum that is necessary to transact business. Abstentions and broker non-votes will be counted in determining whether a quorum exists. A broker non-vote occurs when a nominee who holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.

PROPOSAL ONE: ELECTION OF DIRECTORS

The by-laws provide that the board of directors shall consist of not less than one director. Currently, the board of directors has seven members, and it will consist of six members after the meeting. Each director serves a term that expires at the annual meeting following his or her election; provided, however, that each director holds office until his or her successor has been duly elected and qualified. Unless you request on your proxy card that voting of your proxy be withheld, all proxies will be voted for the election of the board of directors comprised of the individuals named below.

The nominating and corporate governance committee of our board of directors has nominated Paul D. Melnuk, J. Joe Adorjan, Andrew L. Berger, James B. Gamache, Marnie S. Gordon, and Bradley G. Pattelli for re-election as directors. THE BOARD BELIEVES THE ELECTION OF THESE NOMINEES IS IN THE COMPANY’S BEST INTEREST AND THE BEST INTEREST OF THE COMPANY’S STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES. Information regarding each of the nominees, as of March 15, 2007 is as follows. You will find information about each nominee’s stock holdings in the “Information about Stock Ownership” section of this proxy statement.

Paul D. Melnuk	Mr. Melnuk has been a member of our board of directors since May 2003; he was elected chairman of the board in October 2003. He was appointed chief executive officer on January 28, 2004. Mr. Melnuk is a director and chairman of the audit committee at Petro-Canada, a multinational integrated oil and gas company headquartered in Calgary, Alberta, and a director of several other private companies. Mr. Melnuk has been a managing partner of FTL Capital Partners, LLC, a private equity firm, since 2001. Prior to 2001, Mr. Melnuk served as president and chief executive officer of the predecessor to The Premcor Refining Group Inc., an oil refining company; Barrick Gold Corporation, a gold mining company; and Bracknell Corporation, a contracting company. Mr. Melnuk is 52 years old.

J. Joe Adorjan	Mr. Adorjan has been a member of our board of directors since October 2005. He was appointed lead director in April 2007. He also serves on our audit and compensation committees. Mr. Adorjan is chairman of Adven Capital, a private equity firm and is a partner of Stonington Partners Inc., a New York based private equity firm. He previously served as chairman and chief executive officer of Borg-Warner Security Corporation, a provider of security services, from 1995-2000. Prior to joining Borg-Warner Security Corporation, Mr. Adorjan was president of Emerson Electric. Mr. Adorjan served as chairman and chief executive officer of ESCO Electronics Corporation from 1990 to 1992. Mr. Adorjan currently serves as a director for Goss Graphics Systems Inc., and is chairman of Bates Sales Company. Mr. Adorjan is 68 years old.

Andrew L. Berger	Mr. Berger has been a member of our board of directors since May 2003. He is chairman of our board’s nominating and corporate governance committee, and a member of the compensation committee. Since January 1, 2007 he has been vice chairman of the executive committee of Sterne, Agee & Leach, a registered broker/dealer and a member of the New York Stock Exchange. From 2003 until December 31, 2006, he was a senior managing director of C.E. Unterberg, Towbin. From 1998 until 2002, Mr. Berger was a member of executive management of Union Bancaire Privee in Geneva, Switzerland and was responsible for coordinating asset management activities and for corporate development. He has also held positions in financial services businesses in New York and London, and has practiced law in New York and Paris. Mr. Berger is 60 years old.

James B. Gamache	Mr. Gamache has been a member of our board of directors since May, 2003. He is chairman of our compensation committee. He also serves on our board’s audit and nominating and corporate governance committees. In January 2007, Mr. Gamache was promoted to senior vice president of sales and marketing for YRC Regional Transportation, one of the largest transportation service providers in the world. Previously, he held the position of senior vice president of sales. From 2003 to 2005, he was vice president of special services for Roadway Express, Inc. Mr. Gamache served as director of Roadway Air from 2002 to 2003. Prior to 2002, he was the vice president of sales, western division, of Roadway Express, Inc. Mr. Pattelli, a member of our board of directors, is Mr. Gamache’s nephew. Mr. Gamache is 52 years old.

Marnie S. Gordon	Ms. Gordon has been a member of our board of directors since May 2003. She chairs our board’s audit committee and serves on our board’s nominating and corporate governance committee. From 1998 until 2001, Ms. Gordon was a director at Angelo, Gordon & Co., L.P., a privately-held registered investment advisor. Prior to that, Ms. Gordon was a vice president at Goldman, Sachs & Co., a position she held from 1993 until 1998. Ms. Gordon was also a director and chair of the audit committee for Telewest Global, Inc. from July 2004 when it emerged from restructuring to March 2006 when it merged with NTL, now known as Virginia Media. Ms. Gordon, a chartered financial analyst, is 41 years old.

Bradley G. Pattelli	Mr. Pattelli has been a member of our board of directors since May 2003. Since 1998, Mr. Pattelli has been employed by Angelo, Gordon & Co., L.P., a privately-held registered investment advisor, where he focuses on the leveraged loan and distressed securities markets. He currently serves as a portfolio manager and co-head of the leveraged loan group. Previously, he served as a portfolio manager and analyst at di Silvestri Asset Management LLC. Mr. Pattelli is a

chartered financial analyst. As noted, Mr. Gamache is Mr. Pattelli’s uncle. Mr. Pattelli is 40 years old.

No director nominee, or any associate of a nominee, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or our subsidiaries. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If any director named above becomes unable or is unwilling to serve, all proxies will be voted for an alternative or alternatives designated by the present board of directors. As an alternative, the board of directors may reduce the number of directors to be elected at the meeting.

The nominees receiving the greatest number of votes cast will be elected as directors. Abstentions and broker non-votes will not be counted toward the number of votes required for any nominee’s election. Brokers have discretionary voting power with respect to director elections.

INFORMATION ABOUT CORPORATE GOVERNANCE

GENERAL

We believe that effective corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. One important element includes having a strong independent board of directors that is accountable to Thermadyne and its stockholders. Our board of directors has undertaken an ongoing review of our corporate governance principles and procedures as set forth in our corporate governance guidelines.

BOARD AND COMMITTEE MEETINGS

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance, as opposed to our day-to-day operations. The board’s primary responsibility is to oversee the management of Thermadyne and, in so doing, serve the best interests of Thermadyne and its stockholders. The board, either by itself or through its committees, oversees the conduct of the Company’s business and strategic plans, and evaluates whether the business is being properly managed. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of the Company’s activities through regular written reports and presentations at board and committee meetings.

Our board met 24 times during 2006, of which 5 were regularly scheduled and 19 were specially called meetings. The board has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. All of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served.

Audit Committee

The audit committee assists our board of directors in fulfilling its financial oversight responsibilities by reviewing all audit processes and fees, the financial information that will be provided to the stockholders and our systems of internal financial controls. The audit committee has the sole authority and responsibility to select, evaluate and, where appropriate, replace our global independent registered public accounting firm. Our board has adopted a written charter for the audit committee. The charter is available on our website at www.thermadyne.com.

The audit committee held 10 meetings in 2006.

The audit committee currently consists of Marnie S. Gordon (who is chairman of the audit committee), J. Joe Adorjan, and James B. Gamache, each of whom is “independent” as such term is defined in the listing standards of the NASDAQ Stock Market (“NASDAQ”). The board of directors has determined that Ms. Gordon is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

Per the compensation committee charter, the committee reviews and advises the board of directors regarding qualifications of the executive officers, the succession of executive officers, the soundness of the organizational structure, the development of the executive officers, and other related matters to insure the effective management of the business.

The compensation committee annually reviews and recommends to the board of directors the corporate goals and objectives relevant to all aspects of compensation of the executive officers. The compensation committee also evaluates the performance of the executive officers against the corporate goals and objectives. The details of the procedure and process utilized are described in the Compensation Discussion and Analysis (“CD&A”), set forth beginning on page 11.

The compensation committee’s charter is available on our website at www.thermadyne.com. The compensation committee is currently comprised of James B. Gamache (who is chairman of the compensation committee), J. Joe Adorjan, and Andrew L. Berger, each of whom is “independent”, as such term is defined in the NASDAQ listing standards. The compensation committee met 4 times in 2006.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee recommends, solicits and interviews candidates for membership on the board of directors, oversees and evaluates issues of corporate governance and makes recommendations to the board regarding governance policies and practices. This committee is also responsible for reviewing and recommending compensation for members of our board. No changes were made to directors’ compensation during 2006.

The charter of the nominating and corporate governance committee is available on our website at www.thermadyne.com. The current members of the nominating and corporate governance committee are Andrew L. Berger (who is chairman of the nominating and corporate governance committee), James B. Gamache and Marnie S. Gordon, each of whom is “independent”, as such term is defined in the NASDAQ listing standards. The nominating and corporate governance committee met 4 times in 2006.

Lead Director

Our corporate governance guidelines provide that if our chairman of the board is not an independent director, the nominating and corporate governance committee shall recommend, and the board shall appoint, one of its independent directors to serve as lead director. The lead director is responsible for (i) coordinating and developing the agenda for the executive sessions of the non-management directors; (ii) working with the chairman of the board and the committees to develop meeting agendas; and (iii) calling special meetings of the board or additional executive sessions, as necessary. J. Joe Adorjan currently serves as our lead director.

Independent Directors

Although our securities are not currently quoted on NASDAQ, for purposes of assessing director independence, the board of directors uses the definition of “independence” contained in current Rule 4200(a)(15) of the NASDAQ listing standards. Our board has reviewed all relationships between the Company and members of the board and affirmatively has determined that all directors are independent except Mr. Melnuk, who is employed by the Company. In addition, each of the members of the audit committee meets the heightened criteria for independence applicable to members of audit committees under Rule 4350(d)(2)(A) of the NASDAQ listing standards.

In determining Mr. Pattelli’s independence, the board considered his relationship as an employee of Angelo, Gordon & Co., LLP. Angelo, Gordon & Co., LLP owns 33.7% of the Company’s stock, has provided financing of $36 million under a second-lien facility, and owns $24,217,000 of the Company’s Senior Subordinated Debt held in the Northwoods family of funds. Mr. Pattelli does not have a decision making role with respect to the funds which hold the Company’s shares. He makes investment recommendations to the funds, although he does not have authority to make investment decisions. Mr. Pattelli manages and makes portfolio decisions for the Angelo,

Gordon & Co., LLP entities which are invested in loans to the Company through a second-lien facility and in the Senior Subordinated Debt. Total interest paid by the Company to those funds has been less than 3% of the funds’ total revenues. After consulting with counsel, the board of directors has determined that in its opinion Mr. Pattelli’s relationship with Angelo, Gordon & Co., LLP does not interfere with his exercise of independent judgment in carrying out the responsibility of a director.

DIRECTOR NOMINATIONS

Director candidates are recommended by the nominating and corporate governance committee. The nominating and corporate governance committee’s charter directs the committee to investigate and assess the background and skills of potential candidates for directors. In accordance with the board’s governance principles, the committee seeks to create a board that will bring a broad range of experience, knowledge and judgment to the Company. The committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for election to the board of directors. When the committee reviews a potential new candidate, the committee looks specifically at the candidate’s qualifications in light of the needs of the board and Thermadyne at that time, given the current mix of director attributes. In addition, the committee also considers the candidate’s independence, as defined by the board’s governance principles.

Upon identifying a candidate who warrants serious consideration, one or more members of the nominating and corporate governance committee would interview such candidate. If a candidate merited further consideration, the candidate would subsequently interview with all other committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors. The nominating and corporate governance committee elicits feedback from all persons who have met or interviewed the candidate, and determines whether or not to nominate the candidate. The nominating and corporate governance committee also will consider director candidates nominated by stockholders. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. No fees have been paid to any third party for the identification or evaluation of candidates.

Stockholders who wish to recommend potential director candidates for the next Annual Meeting of Stockholders should notify the nominating and corporate governance committee no later than November 30, 2007. Submissions are to be addressed to the nominating and corporate governance committee c/o our corporate secretary, Patricia S. Williams, at our executive offices at the address listed below, which submissions will then be forwarded to the committee. The nominating and corporate governance committee will evaluate the possible nominee using the criteria established by it and will consider such person in comparison to all other candidates. However, the nominating and corporate governance committee is not obligated to nominate any such individual for election. Please note that no such stockholder nominations have been received by us for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders may communicate with any and all members of our board of directors by transmitting correspondence via mail or facsimile addressed to one or more directors by name (or to the chairman of the board, for a communication addressed to the entire board) at the following address and facsimile number:

Name of the Director(s)
c/o Patricia S. Williams, Corporate Secretary
Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Facsimile No: (636) 728-3010

Communications from our stockholders to one or more directors will be collected and organized by our corporate secretary under procedures approved by our independent directors. The corporate secretary will forward all communications to the chairman of the board of directors or to the identified director(s) as soon as practicable; provided however, that communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the corporate secretary may, in her sole discretion, forward only representative correspondence.

The chairman of the board of directors will determine whether any communication addressed to the entire board of directors should be properly addressed by the entire board of directors or a committee thereof. If a communication is sent to the board of directors or a committee, the chairman of the board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is required, the content and method of the response will be coordinated with our general counsel.

We do not have a formal policy regarding attendance by members of the board of directors at our Annual Meeting of Stockholders, but strongly encourage directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. To facilitate attendance and reduce travel costs, we generally schedule our Annual Meeting of Stockholders to occur immediately after a periodic meeting of the board of directors. All of our current directors, other than Mr. Adorjan, attended the 2006 Annual Meeting.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, all other executive officers and our division controllers. A copy of our Code of Ethics can be found on our website at www.thermadyne.com. We intend to disclose future amendments to our Code of Ethics, as well as any waivers thereof, on our website to the extent permissible by the rules and regulations of the SEC and any exchange upon which our stock may be listed.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis sets forth the material elements of compensation paid in 2006 to those officers of the Company listed in the Summary Compensation Table below (“named executive officers”). As more fully described herein, the compensation committee of the board of directors (for purposes of this section, the “committee”) is responsible for administering, designating, and recommending to the board of directors the total compensation package of the Company’s executive officers, including the named executive officers. Total compensation includes base salary, annual cash incentive awards and option grants, and in certain instances perquisites available to the named executive officers in 2006, as well as any special cash incentives that may have been paid on an individual basis to a named executive officer.

The committee considers the total direct compensation package that is being paid to the executive when it recommends to the board of directors awards of any equity or non-equity compensation or adjustments to a named executive officer’s base salary. For example, a named executive officer’s bonus (discussed below in “Annual Cash Incentive Awards”) may be reduced from the targeted amount, regardless of the score he is given by the compensation committee, if that executive’s pay exceeds the median base salary level of the Company’s peer group. In addition, the total compensation that a named executive officer received in previous years is also considered, including amounts realizable from prior equity grants.

Compensation Program Objectives and Rewards

We recognize that our ability to excel and meet our customer’s needs depends on the integrity, knowledge, skill, imagination and work ethic of our employees, and these are qualities on which we place the highest value. To that end, we strive to create a work environment that rewards results and commitment, and which is responsive to the needs of our employees and their families.

The committee has designed our compensation programs to allow us to attract and retain outstanding executives. The programs, which are driven by our business environment, are designed to provide competitive opportunities to potential and current executives, as well as motivation to achieve those performance goals set forth in the annual business plan approved by our board of directors. The objectives of the programs are to:

•	Reflect our position as an industry leader in the welding and metal fabricating industry;

•	Attract, reward and retain a workforce that will help us achieve future success;

•	Motivate and inspire employee behavior that creates a culture of top performance;

•	Support our overall business objectives; and,

•	Provide investors with a superior rate of return.

With those goals in mind, we measure the success of the compensation program by:

•	The Company’s overall business performance and employee engagement;

•	Our ability to attract and retain key employees; and,

•	Greater individual contributions resulting in greater rewards.

The primary purpose of the total compensation package for our named executive officers is to attract, retain and motivate highly talented individuals who will engage in the tasks necessary to enable the Company to succeed while upholding our core values in a highly competitive market place. Beyond that, the various elements of the total compensation package are designed to satisfy certain objectives:

•	The committee establishes base salaries for the executives based on the nature and scope of their responsibilities and the performance at their position. We believe it is important that base salaries be set at a level that is competitive with other opportunities that might be available to the Company’s employees. With that in mind, base salaries are set at the midpoint of our peer groups, and adjusted based on the nature and scope of the responsibilities.

•	Long-term incentives such as stock options focus executives’ efforts on the behaviors within the recipients’ control that we believe are necessary to ensure the long-term success of the Company. The committee believes that equity-based, long-term incentive compensation plays an essential role in attracting and retaining senior executives.

•	Annual cash incentive awards are designed to focus executives on the objectives and important Company goals that are set at the start of the year.

The committee believes these executive compensation policies and programs effectively serve the interests of stockholders and are appropriately balanced to motivate executives to contribute to the Company’s future success.

Factors in Determining Executive Compensation Decisions

With the objectives and goals referenced above in mind, there are several factors that the committee considers in determining the total compensation package paid to the named executive officers, including the following:

Internal Equity — Internal equity deals with the perceived worth of a job relative to other jobs within the Company. For the purpose of determining base salaries, the Company has placed a “worth” or “value” on jobs in relation to other jobs through a series of alpha grades have been created within the Company. With the exception of the President and Chief Executive Officer, who is on his own level, all of the named executive officers are in the same alpha grade, have a management title of Executive Vice President, are paid a minimum base salary of $199,000, and have a target bonus opportunity of 50% to 75% of base salary.

Compensation Planning Work Sheets — To help determine and control the total compensation package paid to an executive, the Company uses compensation planning work sheets. These sheets allow the committee to summarize the total compensation packages by including not only salary and bonuses, but past and present equity grants, potential severance, change-in-control provisions and other compensation elements. Compensation planning work sheets are prepared by the Chief Executive Officer and analyzed by the committee as it determines each named executive officer’s total compensation package. While the CEO does not have the authority to grant awards to the named executive officers, his recommendations are given thorough consideration by the committee.

Benchmarking; Peer Groups — Although we do not believe it is appropriate to establish compensation levels solely based on benchmarking, we do believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our total compensation package must be competitive in the marketplace. Second, this information is one of the many factors that we consider in assessing the reasonableness of compensation.

To assist in the review and comparison of each element of compensation for the named executive officers, the committee was provided with survey data concerning compensation practices and programs based on an analysis of our peer competitors, which was purchased from Hewitt Total Compensation Management (“Hewitt”), Watson Wyatt, Mercer, Hay and Cambria Management Association. While specific companies were not identified through these surveys, a peer group of manufacturing and durable goods companies similar in size to Thermadyne ($500-$900 million) (the “Peer Group”) was selected. The Peer Group was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have global businesses that we believe compete with us for executive talent. The committee reviewed the compensation data from these surveys to ensure that our total compensation program is competitive.

In addition to evaluating market data to ensure that our compensation packages fall within the range of packages for executives at our Peer Group companies, the committee also undertakes an annual performance review of each of the named executive officers to determine whether compensation adjustments are warranted. The committee does not base compensation adjustments on predetermined performance targets; rather, each named executive officer prepares a self-evaluation annually, which is designed to elicit information about financial and management performance. The chief executive officer is primarily responsible for reviewing the self-evaluations of the named executive officers (other than his own) providing input and recommending to the committee compensation adjustments based on this analysis. In the case of the chief executive officer, the committee is responsible for reviewing his self-evaluation and determining compensation adjustments based upon the analysis of the committee members.

Accounting and Tax Treatment — The committee also considers the impact of accounting and tax treatment of various forms of compensation. Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure the long-term incentive compensation granted to its named executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Notwithstanding the foregoing, (i) we cannot guarantee that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m); and (ii) the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when it believes such payments are appropriate and in the best interests of the Company’s stockholders.

Executive Compensation Decisions for 2006

During 2006, our total compensation program consisted of five material elements that were available to, and in some cases awarded to, the named executive officers. These elements were:

•	Base salaries;

•	Annual cash incentive awards;

•	Special one-time cash incentives;

•	Stock option grants; and,

•	Perquisites.

Following is a closer look at each category and the specific awards made in each category. Specific awards are detailed in the “2006 Summary Compensation Table” and the “2006 Grants of Plan Based Awards”.

Base Salary

Base salary of the named executive officers is set at levels to allow us to attract and retain high caliber executives with the skills needed to complete our executive team. Base salary reflects the external market value of a particular role as well as the experiences and qualifications of the individual. As noted, the committee was provided with survey data from Hewitt, Watson Wyatt, Mercer, Hay and Cambria Management Association to assist in the review and comparison of each element of compensation for the named executive officers. With such information, the committee reviews and analyzes compensation for each named executive officer, and makes adjustments as appropriate.

While each named executive officer has an employment agreement with the Company in which his base pay is established, the base pay of all named executive officers is nevertheless reviewed once per year by the committee. If an executive’s performance is considered to be above expectations for the role, his base pay may be adjusted. The committee generally targets the median base salary level (50th percentile) of the survey data for the base salaries of the named executive officers. However, while compensation survey data is a useful guide, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Adjustments may be made based on comparisons to the survey data and evaluation of the named executive officer’s level of responsibility and experience, as well as Company-wide performance. The named executive officer’s success in achieving business results, promoting our core values, and demonstrating leadership are also considered by the committee.

In addition to base pay, each named executive officer’s employment agreement contains certain other compensation provisions such as performance bonuses or severance pay. For example, each employment agreement includes a provision for some form of severance payments if the executive’s employment is terminated by the Company for reasons other than cause. The reason for such provisions is that the Company considers it in the best interest of the stockholders to take reasonable steps to retain key management personnel, and we believe these provisions reinforce and encourage the continued attention and dedication of the named executive officers to the Company. The committee believes it imperative that the Company should be able to rely upon the named executive officers to continue in their respective positions, and that the Company should be able to receive and rely upon the named executive officers’ advice, if requested, as to the best interests of the Company and its stockholders without concern that the named executive officers might be distracted by the personal uncertainties and risks created by the possibility of a change in control. A more detailed look at the provisions of each named executive officer’s Employment Agreement is provided in the section below titled “Employment Agreements”.

Annual Cash Incentive Awards

The committee feels that a significant portion of the compensation that an executive is eligible to earn should be tied to performance. As such, Annual Cash Incentive Awards have been established by the committee. These Annual Cash Incentive Awards, or bonuses, are used as a component of compensation to encourage effective performance relative to the Company’s annual business plans. Bonuses are paid through a Management Incentive Plan that covers all salaried employees, including the named executive officers. The committee allocates these cash awards from an overall pool following the close of a fiscal year based on its review of individual and Company performance during that fiscal year.

As more fully set forth in their respective employment agreements, each named executive officer is eligible for a target bonus at a specified percentage of such executive’s base pay. The chief executive officer’s target annual incentive is 100% of base salary; the target annual incentive for each of the other named executive officers is 75% of the respective officer’s base salary. These incentive targets are also derived in part by the Company’s judgment on internal equity of the positions, their relative value to the Company, and the desire to maintain a consistent annual incentive target for these named executive officers.

The overall financial performance expectations for each year are generally developed through the Company’s annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results. The committee develops and reviews financial and other corporate performance measures to help ensure that any incentive compensation paid to a named executive officer reflects the success of the Company.

The target results for 2006 were based on the objectives and goals that were set forth by the board of directors in the annual business plan prior to the start of the fiscal year. The process to determine the actual bonuses to be paid is as follows:

The chief executive officer reviews the progress the Company made toward these goals on a quarterly basis, as well as any key achievements or missed opportunities, and presents his findings to the committee and the board of directors for approval. Following each quarterly review, the committee assigns a score ranging from “1” (Far Exceeds Expectations”) to “5” (“Unacceptable”) for the Company as a whole and to the named executive officers individually. This score is based on the committee’s view of the progress that was made by the Company in reaching the objectives set forth in the annual business plan during that previous quarter. A bonus pool is established based on the bonuses that would be payable if the score assigned to the Company following the latest review was maintained until the end of the fiscal year (this is adjusted each quarter). For example, for this calculation, the committee assumes that if the Company score is a “3” (“Meets Expectations”), then at year end, bonuses would be payable at 50% of the target. At the end of the fiscal year, the committee gives a final score to the Company as a whole, and an individual score to each named executive officer. The named executive officer is then awarded a percentage bonus in correlation to the Company’s and the executive’s individual performance score.

Special One-Time Cash Incentives

In order to recruit the necessary talent required to fill the role of executive vice president, chief financial officer and chief administration officer, a one-time cash incentive was paid to Mr. Schumm in the amount of $65,000 as a relocation bonus in consideration for his joining the Company.

Stock Option Grants

The committee believes that equity-based compensation performs an essential role in attracting and retaining executives and providing them long-term incentives to maximize shareholder value. Thus, stock options are included in an executive’s total compensation package to promote long-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. The time-based vesting options are used to orient our executives to longer-term success. These options are cancelled if an executive leaves prior to vesting. Vested options are also cancelled unless they are exercised by the executive prior to the executive’s resignation.

During 2006, the committee approved stock options recommended by the CEO to certain named executive officers (other than the CEO) in order to: (i) hire or retain such individuals, (ii) motivate achievement of particular business objectives, or (iii) compensate an executive officer for increasing his responsibilities to the Company. Our stock option grants to named executive officers in 2006 include options that vest over time (“Time Vesting Options”) and options that vest upon the achievement of certain performance levels achieved by the Company (“Performance Based Options”). These grants are described in further detail in the 2006 Grants of Plan Based Awards Table and the footnotes thereto.

The Performance Based Options are used to motivate our executives to achieve annual Return on Invested Capital. In order to have Performance Based Options vest in 2007, the Company needs to achieve a Return on Invested Capital Target of 29%.

The committee sets the Return on Invested Capital Targets in advance of each year in the Company’s annual business plan. If the targets have not been met in the three years following the grant, the options will vest seven years after the grant, provided the executive is still employed with the Company. Further details about these options are contained in the 2006 Grants of Plan Based Awards Table.

The Company also maintains an Employee Stock Purchase Plan (“ESPP”) through which employees, including the named executive officers, may purchase Thermadyne stock at a 5% discount. Pursuant to the terms of the ESPP, if the employee chooses to participate in the ESPP, an amount designated by the employee is withheld from the employee’s paycheck each pay period. At the end of the fiscal quarter, the amount that has been set aside is used to purchase Company stock for the current stock price, less 5%. There are various restrictions placed on the stock purchased through the ESPP, such as the stock must be held for six months, and no more than $25,000 worth of stock may be purchased in a given year.

Perquisites

Perquisites are defined as any tangible benefit provided to employees, including, but not limited to, housing, car allowance, leased car, and spousal travel. Perquisites do not include reimbursable business expenses which are properly documented in accordance with IRS requirements. The Company does not have any perquisites for named executive officers, except as follows: auto allowances in the amounts of AUD $40,464 (US $30,348 converted as of December 31, 2006) for Mr. Klanjscek, and $6,000 for each of Messrs. Melnuk, Quinn, Boisvert and Downes. The Company also contributed to a superannuation fund for Mr. Klanjscek in the amount of AUD $65,513 (approximately equivalent to US $49,135) and AUD $32,669 (approximately equivalent to US $24,502) for Mr. Quinn. In addition, Mr. Quinn (who is in the United States on ex-pat assignment from Australia) was paid US $28,602 for “Home Leave” to pay for his family’s air travel to Australia one time during 2006. The Company also contributed AUD $10,905 (approximately equivalent to US $8,179) to Mr. Klanjscek’s job facility, a fund that covers non-reimbursable business expenses (i.e. spouse travel and home entertainment).

COMPENSATION COMMITTEE REPORT:

The committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the annual proxy statement.

By the Compensation Committee:

James B. Gamache, Chairman
J. Joe Adorjan
Andrew L. Berger

2006 COMPENSATION OF DIRECTORS

			Change in
			Pension Value
			and Nonqualified
	Fees Earned		Deferred
	or Paid in		Compensation
Name	Cash ($)		Earnings ($)	Total ($)

J. Joe Adorjan	80,000	(1)	(5,260)	74,740
Andrew L. Berger	80,000	(1)	(5,260)	74,740
James B. Gamache	80,000	(1)	(5,260)	74,740
Marnie S. Gordon	95,000	(1)	(5,260)	89,740
John G. Johnson, Jr.	95,000	(1)	(5,260)	89,740
Bradley G. Pattelli	0		0	0

(1)	All non-employee directors, other than Mr. Pattelli, are required to defer a minimum of $30,000, which represents 40% of the $75,000 base fee into The Non-Employee Directors’ Deferred Stock Compensation Plan. Under this plan the deferred portion of the base fee paid to directors quarterly is converted to common stock units based on the common stock price at the close of business on the last day of each quarter. Directors can elect to receive the cash value of their common stock units no sooner than a date in the following fiscal year. Obligations under this plan are not prefunded.

Based upon the recommendations of the nominating and corporate governance committee, the board determines director compensation. The committee periodically reviews the status of board compensation in relation to other comparable companies, trends in board compensation and other factors it deems appropriate. No changes were made to directors’ compensation in 2006.

Other than Mr. Melnuk and Mr. Pattelli, each of our directors received $75,000 for his or her service on the board in 2006.

Additionally, Mr. Johnson received $10,000 per year for his service as lead director during 2006 and Ms. Gordon received $20,000 for her service as chair of the audit committee. Each of Messrs. Berger and Johnson received an additional $5,000 for serving as chairs of the nominating and corporate governance committee and the compensation committee, respectively. Each of the audit committee members, other than Ms. Gordon (Messrs. Adorjan, Gamache and Johnson), received an additional $5,000 for serving on the audit committee.

We also reimbursed each director for all reasonable travel and other expenses of attending meetings of the board of directors, committee meetings and other meetings requested by the chairman.

Pursuant to an arrangement between Mr. Pattelli and his employer, Angelo, Gordon & Co., L.P., $75,000 as director fees to which would have been otherwise payable to Mr. Pattelli were distributed to his employer. Such fees were subsequently remitted on a pro rata basis to the funds of Angelo Gordon & Co., LP that hold our stock.

2006 SUMMARY COMPENSATION TABLE

					Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards ($)	Compensation ($)		Total ($)

Paul D. Melnuk	2006	570,192	200,000	(1)	0	5,000	(2)	975,192
President and Chief
Executive Officer
Dennis Klanjscek,	2006	330,206	65,000	(1)	37,530	87,661	(3)	520,397
Executive Vice
President of Asia Pacific
Steven A. Schumm,	2006	125,000	115,000	(4)	49,860	270,000	(5)	559,860
Executive Vice President,
Chief Financial Officer,
Chief Administrative Officer
Martin Quinn,	2006	270,000	115,000	(1)	0	59,104	(6)	444,104
Executive Vice President
of Sales
John Boisvert,	2006	269,286	52,500	(1)	18,765	6,000	(2)	346,551
Executive Vice President
of Brand Management
Terry Downes,	2006	205,372	85,000	(1)	18,765	6,000	(2)	315,137
Executive Vice President
of Global Corporate Development

(1)	Annual bonus paid in 2007 for 2006 performance

(2)	Auto allowance

(3)	Included in this amount are the following perquisites paid to Mr. Klanjscek (i) auto allowance in the amount of $30,348, (ii) $49,135 paid into a superannuation fund, and (iii) $8,178 paid into a job facility fund, a fund which covers all non-reimbursable business expenses.

(4)	This amount includes (i) a one time relocation bonus of $65,000 in connection with Mr. Schumm’s appointment as executive vice president, chief financial officer and chief administrative officer, and (ii) his annual bonus in the amount of $50,000 paid in 2007 for 2006 performance.

(5)	Fees paid to SAS LLC, Steve Schumm’s consulting business for services performed prior to his employment with the Company.

(6)	This amount includes (i) Mr. Quinn’s $6,000 annual auto allowance (ii) $24,502 paid to a superannuation fund on behalf of Mr. Quinn, and (iii) $28,602 in home leave benefit so Mr. Quinn’s family could return to Australia for an annual visit, as specified in his employment contract.

2006 GRANTS OF PLAN-BASED AWARDS

							All Other
							Option	Exercise
							Awards:	or Base	Grant Date
							Number of	Price of	Fair Value of
							Securities	Option	Stock and
	Grant	Approval	Estimated Future Payouts Under Equity Incentive Plan Awards				Underlying	Awarded	Option
Name	Date	Date	Threshold (#)	Target (#)		Maximum (#)	Options (#)	($/Sh)	Awards

Steven A. Schumm	9/29/06	8/07/06	0	120,000	(1)	0	0	10.50	$595,200
John Boisvert	3/31/06	2/14/06	0	10,000	(2)	0	0	15.75	$74,100
Dennis Klanjscek	3/31/06	2/14/06	0	20,000	(2)	0	0	15.75	$148,200
Terry Downes	3/31/06	2/14/06	0	10,000	(2)	0	0	15.75	$74,100

(1)	Represents options awarded pursuant to Mr. Schumm’s employment contract, one half of which are time based, vesting in thirds beginning the first anniversary of the grant and the remaining half of which are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve Return on Invested Capital Targets for such year, such Performance Options shall vest on any subsequent Installment Date if the Company has achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options shall become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the Return on Invested Capital Targets are achieved.

(2)	Represents annual option incentive grant, one half of which are time based, vesting in thirds beginning the first anniversary of the grant and the remaining half of which are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve Return on Invested Capital Targets for such year, such Performance Options shall vest on any subsequent Installment Date if the Company has achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options shall become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the Return on Invested Capital Targets are achieved.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
	Options (#)		Options (#)		Exercise	Expiration
Name	Exercisable		Unexercisable		Price ($)	Date

Paul D. Melnuk	25,000	(1)			13.79	8/12/2013
	25,000	(2)			10.95	10/14/2013
	87,500	(3)	87,500	(3)	13.10	06/13/2014
Steven A. Schumm	0		120,000	(4)	10.50	09/30/2016
John Boisvert	25,000	(3)	25,000	(3)	13.10	06/13/2014
			10,000	(5)	15.75	03/31/2016
Martin Quinn	25,000	(3)	25,000	(3)	12.15	04/04/2015
Dennis Klanjscek	10,000	(3)	10,000	(3)	14.45	07/20/2015
	2,500	(3)	2,500	(3)	13.75	09/12/2015
			20,000	(5)	15.75	03/31/2016
Terry Downes	12,500	(3)	12,500	(3)	13.10	06/13/2014
	500	(6)			13.95	07/12/2015
	15,000	(6)			12.18	04/22/2015
			10,000	(5)	15.75	03/31/2016

(1)	Option grant provided for director services prior to becoming an employee of the Company, vesting in thirds beginning the first anniversary of the grant.

(2)	Management options vesting in thirds beginning on the anniversary of the grant.

(3)	The options shall become exercisable as follows: (i) one-half of the options became vested and exercisable on December 31, 2005, however, the sale of shares acquired by an exercise is restricted until the original vesting dates of the options; and (ii) one-half will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve Return on Invested Capital Targets for such year, such Performance Options shall vest on any subsequent Installment Date if the Company has achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options shall become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the Return on Invested Capital Targets are achieved.

(4)	Options awarded with the employment contract are one half time based, vesting in thirds beginning the first anniversary of the grant and the remaining half are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve Return on Invested Capital Targets for such year, such Performance Options shall vest on any subsequent Installment Date if the Company has achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options shall become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the Return on Invested Capital Targets are achieved.

(5)	Annual option incentive grant of which, one half time based, vesting in thirds beginning the first anniversary of the grant and the remaining half are performance based options that will become vested and exercisable in three equal annual installments on each of the first three anniversaries of the date of the grant (“Installment Date”) if the Company achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year (the “Performance Options”). If the Performance Options do not vest in any year due to the failure to achieve Return on Invested Capital Targets for such year, such Performance Options shall vest on any subsequent Installment Date if the Company has achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such targets were not achieved (after taking into account any portion of such targets achieved in prior years). Notwithstanding the above vesting schedule, the Performance Options shall become vested and exercisable as to 100% of the shares of common stock subject to the Performance Options seven (7) years after the date of the grant (but only to the extent such Performance Options have not otherwise terminated or become exercisable) whether or not the Return on Invested Capital Targets are achieved.

(6)	Time based vesting in thirds, accelerated and became exercisable on December 31, 2005, however, the sale of shares acquired by exercise is restricted until the original vesting date of the options.

EMPLOYMENT AGREEMENTS

Paul Melnuk

Paul Melnuk, who is the chairman of our board of directors, was named chief executive officer on January 28, 2004. In exchange for his services, we entered into an agreement to pay Mr. Melnuk $550,000 annually. Mr. Melnuk receives no additional compensation for serving as our chairman of the board. He is also eligible for a bonus in an amount up to his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Melnuk’s base salary is reviewed annually by the compensation committee of the board of directors. In 2006, Mr. Melnuk’s salary was adjusted to $575,000. This adjustment was based on the compensation committee’s review of the applicable survey data, the fact that the Company met expectations for the goals set forth in its 2005 annual business plan, and because of Mr. Melnuk’s leadership, which led to a new spirit of cooperation and teamwork throughout the company.

Mr. Melnuk’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination . Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Melnuk may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Melnuk’s employment is terminated for cause, then Mr. Melnuk is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime of moral turpitude, (ii) and act of dishonesty that was intended to result in gain to the Employee at the Employer’s expense, (iii) willful misconduct injurious to the Company, (iv) Mr. Melnuk’s failure to comply with material terms of the agreement, (v) misappropriation of Company funds, (vi) habitual abuse of alcohol, narcotics or other controlled substances, (vii) gross negligence in the performance of his duties, (viii) failure to comply with the Company’s Code of Ethics, (ix) his relocation of his primary residence more than 75 miles from the Company’s headquarters in St. Louis. Upon a termination for cause, the agreement provides that Mr. Melnuk cannot, for a period of 18 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Melnuk’s employment is terminated by non-renewal, then Mr. Melnuk is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Upon a termination for non-renewal, the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Melnuk’s employment is terminated because of his death, then Mr. Melnuk is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Melnuk’s employment is terminated because of a disability, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Disability is defined under the agreement as deemed to have occurred if Mr. Melnuk is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days within any 365 day period. Upon a termination for disability, the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Melnuk’s employment is constructively terminated, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Melnuk’s consent; (i) failure of the Company to substantially comply with the agreement, or (ii) if the Company requires Mr. Melnuk to relocate his principal work site by more than 75 miles.

If Mr. Melnuk’s employment is constructively terminated because a successor fails to be bound by the agreement, or because a successor to the Company terminates Mr. Melnuk within one year after a change in control, then Mr. Melnuk is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Change in Control is defined in the agreement as (i) any sale of all or substantially all of the assets of the Company, (ii) any merger, consolidation or reorganization involving the company, unless the shareholders immediately before the transaction own at least 50% of the shares following the transactions, or (iii) any transaction resulting in the shareholders of the Company, immediately before such transaction, owning immediately following such transaction, less than two thirds of the combined voting power of outstandings voting securities of the Company.

Upon a termination for constructive termination (following a change of control or otherwise), the agreement provides that Mr. Melnuk cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

Steven Schumm

Steve Schumm was named executive vice president, chief financial officer and chief administrative officer on August 7, 2006. In exchange for his services, we entered into an agreement to pay Mr. Schumm $325,000 annually. He is also eligible for a bonus in an amount up to 75% of his annual base salary under our Management Incentive Plan.

His employment agreement has an initial term of two years and will renew for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Schumm’s base salary is reviewed annually by the chief executive officer.

Mr. Schumm’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of twelve months after termination, the agreement provides that Mr. Schumm may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Schumm’s employment is terminated for cause, then Mr. Schumm is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) an act of willful misconduct, fraud, embezzlement, theft, or any other act constituting a felony, involving moral turpitude or causing material harm, financial or otherwise, to the Employers; (ii) an intentional act or failure to act, which is committed by Mr. Schumm and which causes or can be expected to imminently cause material injury; (iii) a material breach of the Agreement that is not cured within 15 days after written notice specifying the breach and requesting a cure; or (vi) habitual abuse of alcohol, narcotics or other controlled substances. Upon a termination for cause, the agreement provides that Mr. Schumm cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Schumm’s employment is terminated by non-renewal, then Mr. Schumm is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Schumm’s employment is terminated because of his death, then Mr. Schumm is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Schumm’s employment is terminated because of a disability, then Mr. Schumm is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. For the purpose of Mr. Schumm’s employment agreement, the definition of disabled is that which is found in section 409A(a)(2)(C) of the Internal Revenue Code. Upon a termination for disability, the agreement provides that Mr. Schumm cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Schumm’s employment is constructively terminated, then Mr. Schumm is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Schumm’s consent; (i) failure of the Company to substantially comply with the agreement; (ii) any reduction in salary, bonus percentage or material reduction in duties, (iii) if the Company assigns the agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement, or (iv) if the Company requires Mr. Schumm to relocate his principal work site by more than 45 miles.

Upon a termination for constructive termination, the agreement provides that Mr. Schumm cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

John Boisvert

John Boisvert is executive vice president-brand management. In exchange for his services, we entered into an agreement to pay Mr. Boisvert $266,288 annually. He is also eligible for a bonus not less than 60% his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of one year and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Boisvert’s base salary is reviewed annually by the chief executive officer. Mr. Boisvert’s base salary was increased to $270,000 in 2006, based on the committee’s review of applicable survey data and the fact the Mr. Boisvert’s efforts contributed to the Company success in meeting expectations for the goals set forth in the 2005 annual business plan.

Mr. Boisvert’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination . Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Boisvert may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Boisvert’s employment is terminated for cause, then Mr. Boisvert is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Employee at any of the Employers’ expense; (iii) the willful engaging in misconduct which is injurious to any of the employers; (iv) misappropriation of Company funds; (v) habitual abuse of alcohol, narcotics or other controlled substances;

(vi) gross negligence in the performance of duties and responsibilities; (vii) failure to comply fully with any lawful directives of the CEO; (viii) failure to comply fully with any lawful directives of the board of directors; (ix) failure to perform or adhere to the Code of Ethics; or (x) Mr. Boisvert relocates his primary place of residence more than seventy-five (75) miles from the present location of his primary work place (except if such relocation is expressly requested by the Company).

Upon a termination for cause, the agreement provides that Mr. Boisvert cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Boisvert’s employment is terminated by non-renewal, then Mr. Boisvert is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Upon a termination for non-renewal, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Boisvert’s employment is terminated because of his death, then Mr. Boisvert is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Boisvert’s employment is terminated because of a disability, then Mr. Boisvert is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Disability is defined under the agreement as deemed to have occurred if Mr. Boisvert is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days or (ii) 120 non-consecutive days within any 365 day period. Upon a termination for disability, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Boisvert’s employment is constructively terminated, then Mr. Boisvert is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Boisvert’s consent; (i) failure of the Company to substantially comply with the agreement, or (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) if the Company assigns the agreement to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement, or (iv) if the Company requires Mr. Boisvert to relocate his principal work site by more than 75 miles.

Upon a termination for constructive termination, the agreement provides that Mr. Boisvert cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

Dennis Klanjscek

Dennis Klanjscek is executive vice president-Asia Pacific. In exchange for his services, we entered into an agreement on June 13, 2002 to pay Mr. Klanjscek AUD $415,000 annually. He is also eligible for a bonus not less than 60% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for two-year periods on the anniversary of the effective date unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Klanjscek’s base salary is reviewed annually by the board of directors. Mr. Klanjscek’s base salary was increased to AUD $440,274 (approximately equivalent to US $330,206 at December 31, 2006) in 2006, based on the board’s review of applicable survey data, and the fact that Mr. Klanjscek’s efforts contributed to the Company’s success in meeting expectations for the goals set forth in the 2006 annual business plan.

Mr. Klanjscek’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Klanjscek may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Klanjscek’s employment is terminated for cause, then he is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) dishonesty by Mr. Klanjscek that results in substantial personal enrichment at the expense of the Company, or (ii) demonstratively willful repeated violations of Mr. Klanjscek’s obligations under the agreement which are intended to result in material injury to the Company.

If Mr. Klanjscek’s employment is terminated by non-renewal, then Mr. Klanjscek is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Klanjscek’s employment is terminated because of his death, then Mr. Klanjscek is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Klanjscek’s employment is terminated because of a disability, then he is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Disability is defined under the agreement as deemed to have occurred if Mr. Klanjscek is unable to perform the duties of his employment due to mental or physical incapacity for a period of six (6) consecutive months.

If Mr. Klanjscek’s employment is constructively terminated, then Mr. Klanjscek is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Klanjscek’s consent; (i) notice of non-renewal, (ii) failure of the Company to substantially comply with the agreement, (iii) reduction in any form of compensation, (iv) loss of Mr. Klanjscek’s title, (v) any change in position to which Mr. Klanjscek, or (vi) the assignment of duties inconsistent with his position, (vii) relocation of principal work site by more than 25 miles.

Martin Quinn

Martin Quinn is executive vice president-global sales. In exchange for his services, we entered into an agreement to pay Mr. Quinn $270,000 annually. He is also eligible for a bonus not less than 75% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Under the terms of his employment agreement, Mr. Quinn’s base salary is reviewed annually by the chief executive officer. Because Mr. Quinn’s salary falls within the market mid-point, no adjustments were made to Mr. Quinn’s salary in 2006.

Mr. Quinn’s employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Quinn may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Quinn’s employment is terminated for cause, then Mr. Quinn is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Employee at any of the Employers’ expense; (iii) the willful engaging in misconduct which is injurious to any of the employers, (iv) failure on Mr. Quinn’s part to comply with terms of the agreement, (v) failure to comply with directives of the board, (vi) misappropriation of funds, (vii) habitual abuse of alcohol, narcotics or other controlled substances, or (viii) gross negligence in performance of duties.

Upon a termination for cause, the agreement provides that Mr. Quinn cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Quinn’s employment is terminated by non-renewal, then Mr. Quinn is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Upon a termination for non-renewal, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Quinn’s employment is terminated because of his death, then Mr. Quinn is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Quinn’s employment is terminated because of a disability, then Mr. Quinn is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Disability is defined under the agreement as deemed to have occurred if Mr. Quinn is unable to perform the duties of his employment due to mental or physical incapacity for a period of six consecutive months. Upon a termination for disability, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Quinn’s employment is constructively terminated, then Mr. Quinn is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Quinn’s consent; (i) failure of the Company to substantially comply with the agreement, or (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) any purported “for cause” termination by the Company other than expressly permitted by the agreement, or (iv) if the Company assigns the agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the company, and the successor fails to assume expressly and perform the agreement.

Upon a termination for constructive termination, the agreement provides that Mr. Quinn cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

Terry Downes

Terry Downes is executive vice president-global corporate development. In exchange for his services, we entered into an agreement to pay Mr. Downes $135,000 annually. Under the terms of his employment agreement, Mr. Downes’ base salary is reviewed annually. After the above-referenced agreement was executed, as a reward to Mr. Downes for his role in the launch and integration of certain key business initiatives, Mr. Downes was promoted to his current position. As an executive vice president, his annual base pay was raised to $200,000 in 2006 to put his salary in line with the level for that grade. He is also eligible for a bonus not less than 50% of his annual base salary under our Management Incentive Plan.

His employment agreement had an initial term of two years and now renews for one-year periods on the anniversary date of the agreement unless (i) non-renewal notice is given by the Company, or (ii) the agreement is otherwise terminated in accordance with its terms (as described below).

Mr. Downes’ employment agreement can be terminated for cause, without cause, by non-renewal, upon death, disability, or for constructive termination. Regardless of the reason for termination, for a period of two years after termination, the agreement provides that Mr. Downes may not solicit or induce any person employed by the Company to terminate such person’s employment with the Company.

If Mr. Downes’ employment is terminated for cause, then Mr. Downes is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Cause is defined under the agreement as (i) the conviction of a crime constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty that resulted in or was intended to result in gain to or personal enrichment of Employee at any of the Employers’ expense, (iii) the willful engaging in misconduct which is injurious to any of the employers, (iv) failure on Mr. Downes’ part to comply with terms of the agreement, (v) misappropriation of funds, (vi) habitual abuse of alcohol, narcotics or other controlled substances, (vii) gross negligence in performance of duties, (viii) failure to comply with lawful directives of board or chief executive officer, or (ix) failure to adhere to the code of ethics.

Upon a termination for cause, the agreement provides that Mr. Downes cannot, for a period of 12 months following such termination, engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country.

If Mr. Downes’ employment is terminated by non-renewal, then Mr. Downes is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Upon a termination for non-renewal, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Downes’ employment is terminated because of his death, then Mr. Downes is entitled to the severance as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”.

If Mr. Downes’ employment is terminated because of a disability, then Mr. Downes is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Disability is defined under the agreement as deemed to have occurred if Mr. Downes is unable to perform the duties of his employment due to mental or physical incapacity for a period of (i) 90 consecutive days, or (ii) 120 non-consecutive days in any 365 day period.

Upon a termination for disability, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

If Mr. Downes’ employment is constructively terminated, then Mr. Downes is entitled to the severance described as set forth below in the section titled “Potential Payments Upon Termination or Change in Control”. Constructive termination is defined under the agreement as the occurrence of any of the following without Mr. Downes’ consent; (i) failure of the Company to substantially comply with the agreement, or (ii) reduction in salary, bonus percentage, or material reduction in duties; (iii) any purported “for cause” termination by the Company other than expressly permitted by the agreement, (iv) if the Company assigns the agreement to a successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and the successor fails to assume expressly and perform the agreement, or (v) the Company requires relocation more than one time from Mr. Downes’ principal worksite to a worksite more than 75 miles from original location.

Upon a termination for constructive termination, the agreement provides that Mr. Downes cannot engage in, invest in or render services to any entity engaged in the businesses in which the Company is engaged in any country during the period of time represented by the severance payments.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted above, we have employment agreements with each of Messrs. Melnuk, Boisvert, Schumm, Klanjscek, Quinn and Downes that provide for payments to the officer in the event of termination, or in some cases, a change of control. Those payments are summarized below. In each instance, we have assumed that the respective triggering event occurred on December 31, 2006.

Mr. Melnuk

	Salary	Bonus	Perquisites		Total(1)

Death	0	200,000	0		285,096
Disability	285,096	200,000	0		570,192
Termination for Cause	0	0	0		0
Termination without Cause	570,192	75,000	6,000	(2)	651,192
Voluntary Termination	0	0	0		0
Change in Control	1,140,384	150,000	12,000	(3)	1,302,384
Constructive termination	570,192	75,000	6,000	(2)	651,192
Non renewal of contract	285,096	0	0		285,096

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Automobile allowance for 12 month period

(3)	Automobile allowance for 24 month period

Mr. Schumm

	Salary	Bonus		Perquisites	Total(1)

Death	0	50,000		0	50,000
Disability	162,500	50,000		0	212,500
Termination for Cause	0	0		0	0
Termination without Cause	325,000	243,750	(2)	0	568,750
Voluntary Termination	0	0		0	0
Change in Control	325,000	243,750	(2)	0	568,750
Constructive termination	325,000	243,750	(2)	0	568,750
Non renewal of Contract	325,000	0		0	325,000

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Bonus equal to 75% of base salary of $325,000

Mr. Boisvert

	Salary	Bonus	Perquisites		Total(1)

Death	0	52,500	0		52,500
Disability	134,643	52,500	0		187,143
Termination for Cause	0	0	0		0
Termination without Cause	403,929	52,500	9,000	(2)	465,429
Voluntary Termination	0	0	0		0
Change in Control	403,929	52,500	9,000	(2)	465,429
Constructive termination	403,929	52,500	9,000	(2)	465,429
Non renewal of contract	269,286	52,500	6,000	(3)	327,786

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Automobile allowance 18 month period

(3)	Automobile allowance 12 month period

Mr. Quinn

	Salary	Bonus	Perquisites	Total(1)

Death	0	115,000	0	115,500
Disability	135,000	115,000	0	250,500
Termination for Cause	0	0	40,000(2)	40,000
Termination without Cause	270,000	115,000	40,000(2)	431,000
			6,000(3)
Voluntary Termination	0	0	0	0
Change in Control	270,000	115,000	40,000(2)	431,000
			6,000(3)
Constructive termination	270,000	115,000	40,000(2)	431,000
			6,000(3)
Non renewal of contract	135,000	0	0	135,000

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Estimated cost to transport Mr. Quinn, his immediate family, and their possessions back to Australia as well as actual and reasonable costs incurred in selling one residential home in St. Louis, provided home is sold within one year of termination.

(3)	Automobile allowance for 12 month period

Mr. Klanjscek

	Salary	Bonus	Perquisites		Total(1)

Death	660,412	32,662	175,322	(2)	868,396
Disability	660,412	32,662	175,322	(2)	868,396
Termination for Cause	0	0	0		0
Termination without Cause	660,412	32,662	175,322	(2)	868,396
Voluntary Termination	0	0	0		0
Change in Control	660,412	32,662	175,322	(2)	868,396
Constructive termination	660,412	32,662	175,322	(2)	868,396
Non renewal of contract	660,412	32,662	175,322	(2)	868,396

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Included in this amount are the following perquisites calculated for a 24 month period (i) auto allowance in the amount of $60,696, (ii) $98,270 paid into a superannuation fund, and (iii) $16,356 paid into a job facility fund, a fund which covers all non-reimbursable business expenses.

Mr. Downes

	Salary	Bonus	Perquisites		Total(1)

Death	0	85,000	0		85,000
Disability	99,865	85,000	0		184,685
Termination for Cause	0	0	0		0
Termination without Cause	199,730	85,000	6,000	(2)	290,730
Voluntary Termination	0	0	0		0
Change in Control	199,730	85,000	6,000	(2)	290,730
Constructive termination	199,730	85,000	6,000	(2)	290,730
Non renewal of contract	99,865	0	0		99,685

(1)	Named executive officer may elect a lump sum pay out which would be the figure shown less a 12% reduction.

(2)	Automobile allowance for 12 month period

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our compensation committee during fiscal year 2006 were Andrew L. Berger, J. Joe Adorjan and John G. Johnson, Jr.

None of our executive officers serve as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our compensation committee has ever been an officer or employee of Thermadyne or any of our subsidiaries. None of the current compensation committee members had, during the last fiscal year, a relationship requiring disclosure pursuant to Item 404(a) of regulation S-K.

INFORMATION ABOUT STOCK OWNERSHIP

The following table sets forth, as of March 29, 2007, certain information regarding the ownership of common stock (i) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) by each director, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group. The Company believes that, unless otherwise noted, each person shown in the following table has sole voting and sole investment power with respect to the shares indicated.

	Beneficial Ownership
	of Common Stock
	Number	Percent of
Name of Beneficial Owner	of Shares	Class(1)

Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, NY 10167(2)	4,496,555	33.7%
Yaupon Partners L.P., 840 Apollo Street, Suite 223, El Segundo, CA 90245(3)	1,479.246	10.4%
Goldman, Sachs & Co., The Goldman Sachs Group, Inc.(5)	1,138,153	8.5%
Delta Partners LLC and Charles Jobson(6)	876,000	6.6%
Flagg Street Capital LLC and Affiliates(4)	726,750	5.5%
Paul D. Melnuk(7)	339,968	2.5%
Steven A. Schumm	594	*
J. Joe Adorjan	2,500	*
Andrew L. Berger(7)	25,000	*
James B. Gamache(7)	33,100	*
Marnie S. Gordon(7)	25,000	*
John G. Johnson, Jr.(7)	26,000	*
Bradley G. Pattelli	35,000	*
Dennis Klanjscek(7)	12,500	*
John Boisvert(7)	29,019	*
Terry J. Downes(7)	28,000	*
Martin Quinn(7)	25,514	*
All directors and executive officers as a group (12 persons)(7)	582,195	4.3%

*	Represents less than 1%.

(1)	Based on 13,338,592 shares of common stock outstanding and calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Information with respect to the outstanding shares beneficially held by Angelo, Gordon & Co., L.P. is based on a Form 4/A filed with the SEC February 21, 2006 by such firm.

(3)	Information with respect to the outstanding shares beneficially owned by Yaupon Partners, L.P. is based on a Schedule 13G filed with the SEC on December 8, 2006 by such firm.

(4)	Information is based on a Schedule 13G/A filed with the SEC on January 29, 2007 by Flagg Street Partners, LP, Flagg Street Partners Qualified LP, Flag Street Offshore LP, Flagg Street Capital LLC, and Jonathan Starr.

(5)	Information with respect to the outstanding shares beneficially owned by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. is based on a Schedule 13G/A filed with the SEC on February 8, 2007 by such firm.

(6)	Information with respect to the outstanding shares beneficially owned by Delta Partners LLC and Charles Jobson is based on a Schedule 13G filed with the SEC on February 12, 2007.

(7)	Includes the following number of respective options exercisable within 60 days of March 29, 2007: Mr. Melnuk 137,500; Mr. Berger 25,000; Mr. Gamache 25,000; Ms. Gordon 25,000; Mr. Johnson 25,000; Mr. Klanjscek 12,500; Mr. Boisvert 28,333; Mr. Downes 28,000; Mr. Quinn 25,000; and all directors and executive officers as a group 331,333.

PROPOSAL TWO: RATIFICATION OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed the firm of KPMG LLP as our independent registered public accountants to audit our accounts and the accounts of our subsidiaries for the year ending December 31, 2007. The audit committee proposes that our stockholders ratify the appointment of KPMG LLP at this Annual Meeting. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they wish, and are expected to be available to respond to appropriate questions.

Ernst & Young LLP served as the Company’s independent registered public accountants for the fiscal years ended December 31, 2004, December 31, 2005 and the quarter ended March 31, 2006. As reported in the Company’s filings with the SEC, Ernst & Young LLP resigned from its position as the Company’s independent registered public accountants effective August 3, 2006. Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting.

The Company was required to restate its previously filed financial statements for the seven months ended December 31, 2003, the year ended December 31, 2004, each of the quarters in the year ended December 31, 2004 and each of the first three quarters of the year ended December 31, 2005 to correct errors in accounting for certain income tax matters, foreign currency translation, certain foreign business units and miscellaneous other matters. The Company included these restated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2005.

During 2004, 2005 and the period from January 1, 2006 through August 3, 2006, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) between Ernst & Young LLP and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures that, if not resolved to the satisfaction of Ernst & Young LLP, would cause Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with issuing its report on the Company’s financial statements for such periods.

During the years ended December 31, 2006 and 2005, and through August 3, 2006, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	The Company disclosed certain material weaknesses in its internal controls over financial reporting in its Annual Reports on Form 10-K filed March 31, 2005 and August 3, 2006 and its Quarterly Reports on Form 10-Q filed May 10, 2005, August 9, 2005, October 9, 2005 and August 3, 2006. For a discussion of these material weaknesses, see Item 9A “Controls and Procedures” in each of these Annual Reports and Item 4 “Controls and Procedures” in each of these Quarterly Reports. Each of these items is incorporated herein by reference.

As discussed above, the audit committee of the board of directors approved the engagement of KPMG LLP as the Company’s independent registered public accounting firm, effective September 18, 2006, for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006, and the year ending December 31, 2006. During the years ending December 31, 2004 and 2005, and the subsequent interim period through September 18, 2006, the Company did not consult with KPMG LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND OTHER MATTERS

In respect of the fiscal years ended December 31, 2006 and 2005, KPMG LLP, our current independent registered public accountants, and Ernst & Young LLP, our former independent registered public accountants, billed us the fees set forth below in connection with services rendered by the independent registered public accountants to us (in thousands):

	2006	2005
		Ernst &
Fee Category	KPMG	Young

Audit Fees	$3,411	$3,291
Audit-Related Fees	$0	$1
Tax Fees	$0	$62
Total	$3,411	$3,354

Audit fees consisted of fees for the audit of our annual consolidated financial statements and review of our quarterly financial statements, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC.

Audit-related fees consisted of fees for assurance and related services, including consultation concerning financial accounting and reporting standards, and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002.

Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accountants and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval. All 2006 and 2005 services were pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting is required to ratify the appointment of KPMG LLP as our independent registered public accountants. Broker non-votes will not be counted as votes in favor of ratification. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the ratification of KPMG LLP as our independent registered public accountants.

AUDIT COMMITTEE REPORT

Management is responsible for internal controls, the financial reporting process and compliance with laws and regulations. Our independent registered public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, evaluating our internal control over financial reporting, and issuing reports thereon. The audit committee’s responsibility is to monitor and oversee these processes. Each fiscal year, the audit committee devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter. The audit committee’s duties and responsibilities do not include conducting audits or accounting reviews. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants, which are included in its report on the consolidated financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

In this context for 2006, the audit committee has met and held discussions with management and with KPMG LLP to review and discuss our consolidated financial statements for the fiscal year ended December 31, 2006 before their issuance and to discuss significant accounting issues. Management represented to the audit committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The audit committee obtained from and discussed with KPMG LLP a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” It also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The audit committee monitors auditor independence and has reviewed non-audit services performed by the independent registered public accountants.

The audit committee discussed and reviewed with KPMG LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial consolidated statements for the fiscal year ended December 31, 2006.

Based on the above-mentioned review and discussions with management and KPMG LLP, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

By the Audit Committee:

Marnie S. Gordon, Chairman
J. Joe Adorjan
James B. Gamache

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the amendments of our Second-Lien Facility to, among other things, increase our borrowings under such facility from $20 million to $50 million, four affiliates of Angelo, Gordon & Co., LP (“Angelo Gordon”) became lenders of $36 million in the aggregate under the Second-Lien Facility. Angelo Gordon holds approximately 33.7% of our outstanding shares of common stock. The terms of the Second-Lien Facility, including the amendments, were negotiated at arms length and we believe the terms of the facility are as favorable to us as could be obtained from a lender with whom we have no affiliation.

Mr. Schumm was appointed the Company’s chief financial officer in August of 2006. Beginning in March 2006, he provided valuable consulting services to the Company through a limited liability company controlled by him. During this time, Mr. Schumm was responsible for, among other things, directing the Company’s finance team in preparing our Annual Report of Form 10-K for the fiscal year that ended December 31, 2005. Per the terms of our consulting agreement with him, Mr. Schumm’s limited liability company was paid $270,000 for its services during 2006, prior to Mr. Schumm’s appointment as chief financial officer.

OTHER MATTERS

The board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made beforehand, in compliance with the procedures outlined in the following section of this proxy statement.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, including nomination of a director, at our 2008 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our corporate secretary, Patricia S. Williams, at 16052 Swingley Ridge Road, Suite 300, St. Louis, Missouri 63017 no later than November 30, 2007. SEC rules set standards for the types of stockholder proposals allowed and the information that must be provided by the stockholder making the request.

In addition, if a stockholder fails to notify us on or before February 15, 2008 of a proposal which such stockholder intends to present at our 2008 Annual Meeting of Stockholders other than through inclusion of such proposal in our proxy materials for the meeting, then management proxies may use their discretionary voting authority with respect to such proposal if it is presented at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and beneficial owners of more than 10% of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements during 2006 were complied with on a timely basis.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2006 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at:

Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attn: Patricia S. Williams, Corporate Secretary
Phone: (636) 728-3133
Facsimile No: (636) 728-3010

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following information is incorporated by reference under the “Proposal 2: Ratification of Appointment of Independent Registered Public Accountants” section of this proxy statement:

•	Item 9A “Controls and Procedures” included in each of the Company’s Annual Reports on Form 10-K filed March 31, 2005 and August 3, 2006; and

•	Item 4 “Controls and Procedures” included in each of the Company’s Quarterly Reports on Form 10-Q filed May 10, 2005, August 9, 2005, October 9, 2005 and August 3, 2006.

Upon request, we will provide you of a copy of this information, without charge, via first class mail or other equally prompt means, within one business day of our receipt of your request. Such requests should be delivered to:

Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300
St. Louis, Missouri 63017
Attn: Patricia S. Williams, Corporate Secretary
Phone: (636) 728-3133
Facsimile No. (636) 728-3010

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 — Paul D. Melnuk	☐	☐	02 — J. Joe Adorjan	☐	☐	03 — Andrew L. Berger	☐	☐
04 — James B. Gamache	☐	☐	05 — Marnie S. Gordon	☐	☐	06 — Bradley G. Pattelli	☐	☐

		For	Against	Abstain
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP.	☐	☐	☐
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF.

B	Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890 J N T 6 1 C V 0 1 2 4 9 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Thermadyne Holdings Corporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THERMADYNE HOLDINGS CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2007
The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints Paul D. Melnuk or Patricia S. Williams, and each of them acting alone, with full power of substitution, as the undersigned’s proxy and attorney-in-fact to vote at the Annual Meeting of Stockholders of Thermadyne Holdings Corporation (the “Company”) to be held on May 1, 2007 (the “Annual Meeting”), or at any adjournment thereof, all shares of voting stock of the Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may properly come before the Annual Meeting or at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.
The Board of Directors recommends a vote “FOR” all director nominees and a vote “FOR” proposal 2.
PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING.
CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON THE REVERSE SIDE.